Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of HomeAway, Inc.:

In our opinion, the accompanying consolidated balance sheets and related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows present fairly, in all material respects, the financial position of HomeAway, Inc. and its subsidiaries at December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the accompanying financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A in HomeAway, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Austin, Texas

February 25, 2015, except with respect to our opinion on the consolidated financial statements insofar as it relates to the guarantor and non-guarantor financial information discussed in Note 16 as to which the date is December 14, 2015

HomeAway, Inc.

Consolidated Balance Sheets

(In thousands, except for share and per share information)

	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$292,325	$324,608
Short-term investments	520,844	66,798
Accounts receivable, net of allowance for doubtful accounts of $663 and $1,038 as of December 31, 2014 and 2013, respectively	23,189	20,375
Income tax receivable	1,900	3,340
Prepaid expenses and other current assets	17,913	9,309
Deferred tax assets	8,774	8,146

Total current assets	864,945	432,576
Property and equipment, net	56,173	39,807
Goodwill	493,671	507,611
Intangible assets, net	70,456	80,665
Non-marketable investments	35,285	10,112
Deferred tax assets	1,545	1,120
Other non-current assets	8,053	8,781

Total assets	$1,530,128	$1,080,672

Liabilities, redeemable noncontrolling interests and stockholders’ equity
Current liabilities:
Accounts payable	$8,281	$3,539
Income tax payable	1,344	1,992
Accrued expenses	50,255	54,625
Deferred revenue	170,522	151,991

Total current liabilities	230,402	212,147
Convertible senior notes, net	316,181	—
Deferred revenue, less current portion	3,179	2,983
Deferred tax liabilities	26,624	24,046
Other non-current liabilities	12,192	7,557

Total liabilities	588,578	246,733

Commitments and contingencies (see Note 8)
Redeemable noncontrolling interests (see Note 10)	9,742	10,584
Stockholders’ equity
Common stock: $0.0001 par value; 350,000,000 shares authorized; 94,515,344 and 92,361,069 shares issued and outstanding as of December 31, 2014 and 2013, respectively	9	9
Additional paid-in capital	1,022,586	908,632
Accumulated other comprehensive loss	(28,053)	(6,747)
Accumulated deficit	(62,734)	(78,539)

Total stockholders’ equity	931,808	823,355

Total liabilities and stockholders’ equity	$1,530,128	$1,080,672

The accompanying notes are an integral part of these financial statements.

HomeAway, Inc.

Consolidated Statements of Operations

(In thousands, except for per share information)

	Year Ended December 31,
	2014	2013	2012
Revenue:
Listing	$371,939	$294,661	$238,413
Other	74,823	51,828	41,991

Total revenue	446,762	346,489	280,404
Costs and expenses:
Cost of revenue (exclusive of amortization shown separately below)	67,612	54,638	45,342
Product development	77,082	58,226	43,152
Sales and marketing	154,995	112,967	93,366
General and administrative	93,131	75,169	56,311
Amortization expense	13,916	11,668	12,438

Total costs and expenses	406,736	312,668	250,609

Operating income	40,026	33,821	29,795
Other income (expense):
Interest expense	(13,333)	—	—
Interest income	1,728	1,211	928
Other expense, net	(7,182)	(6,017)	(2,587)

Total other income (expense)	(18,787)	(4,806)	(1,659)

Income before income taxes	21,239	29,015	28,136
Income tax expense	(7,272)	(11,724)	(13,175)

Net income	13,967	17,291	14,961
Less: Impact of noncontrolling interests, net of tax	583	(395)	—

Net income attributable to HomeAway, Inc.	13,384	17,686	14,961

Net income per share attributable to HomeAway, Inc.:
Basic	$0.14	$0.21	$0.18
Diluted	$0.14	$0.20	$0.18

Weighted average number of shares outstanding:
Basic	93,727	85,378	82,382
Diluted	96,481	88,259	84,942

The accompanying notes are an integral part of these financial statements.

HomeAway, Inc.

Consolidated Statements of Comprehensive Income (Loss)

(In thousands)

	Year Ended December 31,
	2014	2013	2012
Net income	$13,967	$17,291	$14,961
Other comprehensive income (loss):
Foreign currency translation adjustments (net of tax)	(20,524)	(1,198)	767
Unrealized gain (loss) on short-term investments (net of tax)	(782)	(99)	263

Total other comprehensive income (loss)	(21,306)	(1,297)	1,030
Less: Comprehensive loss attributable to noncontrolling interests	(1,802)	(395)	—

Comprehensive income (loss) attributable to HomeAway, Inc.	$(5,537)	$16,389	$15,991

The accompanying notes are an integral part of these financial statements.

HomeAway, Inc.

Consolidated Statements of Changes in Stockholders’ Equity

(In thousands)

	Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2011	80,685	$8	$558,667	$(6,480)	$(111,186)	$441,009
Issuance of stock under Company plans, net of shares withheld for taxes	2,756	—	25,878	—	—	25,878
Stock-based compensation	—	—	27,033	—	—	27,033
Excess tax benefits related to employee stock options, net	—	—	7,122	—	—	7,122
Other comprehensive income	—	—	—	1,030	—	1,030
Net income attributable to HomeAway, Inc.	—	—	—	—	14,961	14,961

Balance at December 31, 2012	83,441	8	618,700	(5,450)	(96,225)	517,033
Issuance of stock under Company plans, net of shares withheld for taxes	3,420	1	48,472	—	—	48,473
Stock-based compensation	—	—	37,887	—	—	37,887
Issuance of common stock in connection with follow-on offering, net of offering costs	5,500	—	195,347	—	—	195,347
Excess tax benefits related to employee stock options, net	—	—	8,226	—	—	8,226
Other comprehensive loss	—	—	—	(1,297)	—	(1,297)
Net income attributable to HomeAway, Inc.	—	—	—	—	17,686	17,686

Balance at December 31, 2013	92,361	9	908,632	(6,747)	(78,539)	823,355
Issuance of stock under Company plans, net of shares withheld for taxes	2,154	—	25,386	—	—	25,386
Stock-based compensation	—	—	48,518	—	—	48,518
Equity component of convertible note issuance, net	—	—	87,303	—	—	87,303
Purchase of convertible note hedge	—	—	(85,853)	—	—	(85,853)
Sale of warrants	—	—	38,278	—	—	38,278
Excess tax benefits related to employee stock options, net	—	—	2,743	—	—	2,743
Other comprehensive income (loss)	—	—	—	(21,306)	—	(21,306)
Net income attributable to HomeAway, Inc. (see Note 10)	—	—	(2,421)	—	15,805	13,384

Balance at December 31, 2014	94,515	$9	$1,022,586	$(28,053)	$(62,734)	$931,808

The accompanying notes are an integral part of these financial statements.

HomeAway, Inc.

Consolidated Statements of Cash Flows

(in thousands)	Year Ended December 31,
	2014	2013	2012
Cash flows from operating activities
Net income	$13,967	$17,291	$14,961
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	16,926	13,399	11,051
Amortization of intangible assets	13,916	11,668	12,438
Amortization of debt discount and transaction costs	13,176	—	—
Amortization of premiums on securities and other	7,212	4,030	2,409
Stock-based compensation	48,518	37,887	27,033
Excess tax benefit from stock-based compensation	(3,092)	(8,226)	(7,122)
Deferred income taxes	(1,664)	(1,455)	(3,119)
Unrealized foreign exchange (gain) loss	6,183	2,450	817
Realized loss on foreign currency forwards	328	2,926	1,910
Changes in operating assets and liabilities, net of assets and liabilities assumed in business combinations:
Accounts receivable	(3,625)	(1,790)	251
Income tax receivable	571	(2,506)	(672)
Prepaid expenses and other assets	(4,386)	878	(6,987)
Accounts payable	2,491	(3,348)	3,376
Accrued expenses	241	11,081	4,457
Income tax payable	2,305	(1,006)	11,486
Deferred revenue	27,222	21,219	22,401
Other non-current liabilities	5,075	(136)	713

Net cash provided by operating activities	145,364	104,362	95,403

Cash flows from investing activities
Acquisition of businesses, net of cash acquired	(17,847)	(205,470)	(16,207)
Change in restricted cash	(501)	(492)	773
Purchases of intangibles and other assets	(473)	(625)	(251)
Purchases of non-marketable investments	(25,148)	(3,667)	(6,446)
Purchases of short-term investments	(575,606)	(129,782)	(57,080)
Proceeds from maturities and redemptions of marketable securities	109,516	46,679	40,406
Proceeds from sales of marketable securities	4,358	92,527	—
Net settlement of foreign currency forwards	(328)	(2,926)	(1,910)
Purchases of property and equipment	(31,647)	(19,616)	(17,260)

Net cash used in investing activities	(537,676)	(223,372)	(57,975)

Cash flows from financing activities
Repurchase of redeemable noncontrolling interests	(1,461)	—	—
Proceeds from borrowings on convertible senior notes, net	390,978	—	—
Proceeds from issuance of warrants	38,278	—	—
Purchase of convertible note hedge	(85,853)	—	—
Other financing activities	(919)	—	—
Proceeds from exercise of options to purchase common stock	25,386	48,473	25,878
Proceeds from follow-on offering, net of offering costs	—	195,348	—
Excess tax benefit from stock-based compensation	3,092	8,226	7,122

Net cash provided by financing activities	369,501	252,047	33,000

Effect of exchange rate changes on cash	(9,472)	2,093	842

Net increase (decrease) in cash and cash equivalents	(32,283)	135,130	71,270
Cash and cash equivalents at beginning of year	324,608	189,478	118,208

Cash and cash equivalents at end of year	$292,325	$324,608	$189,478

Cash paid for interest	$253	$—	$—
Cash paid for taxes	$1,385	$13,841	$9,105
Supplemental disclosure of non-cash investing and financing activities
Changes to accrued capital expenditures	$2,403	$317	$541
Changes to redemption value of noncontrolling interests	$2,421	$—	$—

The accompanying notes are an integral part of these financial statements.

HomeAway, Inc.

Notes to Consolidated Financial Statements

1. Description of Business

HomeAway, Inc. (the “Company”) operates an online vacation rental property marketplace that enables property owners and managers to market properties available for rental to vacation travelers who rely on the Company’s websites to search for and find available properties. Property owners and managers pay listing fees to provide detailed listings of their properties on the Company’s websites and reach a broad audience of travelers seeking vacation rentals. Listing fees are typically annual subscriptions or payments on a performance basis, based on bookings or inquiries made by travelers to property owners and managers. A listing includes published detailed property listings, including photographs, descriptions, location, pricing, availability and contact information. The Company also sells, itself or through third parties, complementary products, including travel guarantees, insurance products and property management software and services. Travelers use the network of websites to search for vacation rentals that meet their desired criteria, including location, size and price. Travelers that find properties that meet their requirements through the Company’s marketplace are able to make reservations online or contact property owners and managers directly by phone or through form-based communication tools on the Company’s websites.

The Company is a Delaware corporation headquartered in Austin, Texas.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of HomeAway, Inc. and all of its wholly and majority-owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States. All significant intercompany transactions and balances have been eliminated in consolidation.

Business Segment

The Company has one operating segment consisting of various products and services related to its online marketplace of accommodation rental listings. The Company’s chief operating decision maker is considered to be the Chief Executive Officer. The chief operating decision maker allocates resources and assesses performance of the business and other activities at the single operating segment level.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. These differences could have a material effect on the Company’s future results of operations and financial position. Significant items subject to estimates and assumptions include certain revenues, the allowance for doubtful accounts, the fair value of short-term investments, the carrying amounts of goodwill and other indefinite-lived intangible assets, depreciation and amortization, the valuation of stock options, deferred income taxes and the fair value of noncontrolling interests.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value:

Level 1:	Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2:	Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3:	Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The following section describes the valuation methodologies used to measure certain financial assets and financial liabilities at fair value.

Cash Equivalents, Restricted Cash and Short-Term Investments

The Company’s cash equivalents, restricted cash and short-term investments classified as Level 1 are valued using quoted prices generated by market transactions involving identical assets. Short-term investments classified as Level 2 are valued using non-binding market consensus prices that are corroborated with observable market data; quoted market prices for similar instruments in active markets; or pricing models, such as a discounted cash flow model, with all significant inputs derived from or corroborated with observable market data. The Company did not hold any cash equivalents, restricted cash or short-term investments categorized as Level 3 as of December 31, 2014 or 2013.

Short-term investments include time deposits, corporate bonds, municipal bonds and commercial paper and are classified as available-for-sale and reported at fair value using the specific identification method. Unrealized gains and losses are excluded from earnings and reported as a component of other comprehensive income (loss), net of related estimated tax provisions or benefits. Additionally, the Company periodically assesses whether an other than temporary impairment loss on investments has occurred due to declines in fair value or other market conditions. Declines in fair value that are considered other than temporary are recorded as an impairment in the consolidated statement of operations. The Company did not record any impairments of its investments for any of the periods presented.

The carrying amounts of certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued liabilities and deferred revenue approximate fair value because of the relatively short maturity of these instruments.

The following table summarizes the basis used to measure certain financial assets at fair value on a recurring basis in the Company’s consolidated balance sheets at December 31, 2014 (in thousands):

	Balance as of December 31, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Cash equivalents
Money market funds	$183,008	$183,008	$—	$—
Municipal bonds	1,001	—	1,001	—

Total cash equivalents	184,009	183,008	1,001	—
Restricted cash
Time deposits	2,058	—	2,058	—

Total restricted cash	2,058	—	2,058	—
Short-term investments
Certificates of deposit	21,726	—	21,726	—
Corporate bonds	353,212	—	353,212	—
Municipal bonds	140,406	—	140,406	—
International government bonds	1,501	—	1,501	—
Commercial paper	3,999	—	3,999	—

Total short-term investments	520,844	—	520,844	—

Total financial assets	$706,911	$183,008	$523,903	$—

The following table summarizes the basis used to measure certain financial assets at fair value on a recurring basis in the Company’s consolidated balance sheets at December 31, 2013 (in thousands):

	Balance as of December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Cash equivalents
Money market funds	$26,451	$26,451	$—	$—

Total cash equivalents	26,451	26,451	—	—
Restricted cash
Money market funds	758	758	—	—

Total restricted cash	758	758	—	—
Short-term investments
Time deposits	2,054	—	2,054	—
Corporate bonds	33,257	—	33,257	—
Municipal bonds	31,487	—	31,487	—

Total short-term investments	66,798	—	66,798	—

Total financial assets	$94,007	$27,209	$66,798	$—

Cash and Cash Equivalents

Cash and cash equivalents include investments in money market funds, corporate and municipal bonds and time deposits that are readily convertible into cash. Cash and cash equivalents are stated at cost, which approximates fair value. The Company considers all highly liquid investments purchased with an original maturity date of three months or less to be cash equivalents. Cash and cash equivalents consisted of the following at December 31, 2014 and December 31, 2013 (in thousands):

	December 31,
	2014	2013
Demand deposit accounts	$108,316	$298,157
Money market funds	183,008	26,451
Municipal bonds	1,001	—

Total	$292,325	$324,608

Restricted Cash

Restricted cash of $2,492,000 and $2,180,000 at December 31, 2014 and December 31, 2013, respectively, was held in accounts owned by the Company in conjunction with property license requirements, leased office space and to secure credit card availability and reimbursable direct debits due from the Company.

Short-term Investments

Short-term investments generally consist of marketable securities that have original maturities greater than ninety days as of the date of purchase. Investments in which the Company has the ability and intent, if necessary, to liquidate in order to support its current operations, including those with contractual maturities greater than one year from the date of purchase, are classified as short-term. The Company’s investment securities are classified as available-for-sale and are presented at estimated fair value with any unrealized gains and losses included in other comprehensive income (loss).

Cash flows from purchases, sales and maturities of available-for-sale securities are classified as cash flows from investing activities and reported gross, including any related premiums or discounts. Premiums related to purchases of available-for-sale securities were $13,187,000 and $8,065,000 during the year ended December 31, 2014 and 2013, respectively. Fair values are based on quoted market prices. Short-term investments consisted of the following at December 31, 2014 and December 31, 2013 (in thousands):

	December 31, 2014
	Gross Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Time deposits	$21,726	$—	$—	$21,726
Corporate bonds	353,957	7	(752)	353,212
Municipal bonds	140,455	45	(94)	140,406
International government bonds	1,504	—	(3)	1,501
Commercial paper	3,999	—	—	3,999

Total short-term investments	$521,641	$52	$(849)	$520,844

	December 31, 2013
	Gross Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Time deposits	$2,055	$—	$(1)	$2,054
Corporate bonds	33,274	33	(50)	33,257
Municipal bonds	31,486	16	(15)	31,487

Total short-term investments	$66,815	$49	$(66)	$66,798

For fixed income securities that have unrealized losses as of December 31, 2014, the Company does not have the intent to sell any of these investments and it is not more likely than not that it will be required to sell any of these investments before recovery of the entire amortized cost basis. The Company has evaluated these fixed income securities and determined that no credit losses exist. Accordingly, the Company has determined that the unrealized losses on fixed income securities as of December 31, 2014 were temporary in nature.

The following table summarizes the contractual underlying maturities of the Company’s short-term investments at December 31, 2014 and December 31, 2013 (in thousands):

	December 31, 2014
	Less than 1 Year	1 to 3 Years	Total
Time deposits	$21,479	$247	$21,726
Corporate bonds	240,570	112,642	353,212
Municipal bonds	87,615	52,791	140,406
International government bonds	1,501	—	1,501
Commercial paper	3,999	—	3,999

Total short-term investments	$355,164	$165,680	$520,844

	December 31, 2013
	Less than 1 Year	1 to 3 Years	Total
Time deposits	$500	$1,554	$2,054
Corporate bonds	11,164	22,093	33,257
Municipal bonds	3,031	28,456	31,487

Total short-term investments	$14,695	$52,103	$66,798

Non-marketable Cost Investment

During the year ended December 31, 2014, the Company invested an additional $9,385,000 for a non-controlling equity interest in a privately-held company in China. As of December 31, 2014, the total carrying value of the Company’s investment in the privately-held company was $19,498,000. Also during 2014, the Company invested $15,000,000 for a non-controlling equity interest in a privately-held company in the United States that operates a travel research application and website.

The Company’s investment in these privately-held companies is reported using the cost method of accounting or marked down to fair value when an event or circumstance indicates an other-than-temporary decline in value has occurred. No event or circumstance indicating an other-than-temporary decline in value of the Company’s interest in the non-marketable cost investments was identified. These investments are recorded in other non-current assets on the consolidated balance sheets.

Accounts Receivable

Accounts receivable are generated from several sources. Amounts due from credit card merchants who process the Company’s credit card sales from property listings and remit the proceeds to the Company are the primary source of accounts receivable. Accounts receivable are also generated from Internet display advertising amounts due in the ordinary course of business as well as amounts due to the Company for property listings, other products purchased on account or amounts due from partners who provide products and services such as advertising the properties of our property owners and managers on their websites, insurance products and payment processing services. Accounts receivable outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance for doubtful accounts by estimating losses on receivables based on known troubled accounts and historical experiences of losses incurred.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Computer equipment and purchased software are generally depreciated over three years. Furniture and fixtures are generally depreciated over five to ten years. Leasehold improvements are depreciated on a straight-line basis over the shorter of the contractual lease period or their estimated useful life. Upon disposal, property and equipment and the related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in the statements of operations. Ordinary maintenance and repairs are charged to expense, while expenditures that extend the physical or economic life of the assets are capitalized.

The Company capitalizes certain internally developed software and website development costs. These capitalized costs were $36,038,000 and $30,523,000 at December 31, 2014 and December 31, 2013, respectively, and are included in property and equipment, net, in the consolidated balance sheets. Internally developed software costs are generally depreciated over five years.

The Company recorded depreciation expense on internally developed software and website development costs as follows for the years ended December 31, 2014, 2013 and 2012 (in thousands):

	Year Ended December 31,
	2014	2013	2012
Depreciation expense on internally developed software and website development costs	$5,471	$3,939	$2,874

Goodwill and Intangible Assets

Goodwill arises from business combinations and is measured as the excess of the purchase consideration over the sum of the acquisition-date fair values of tangible and identifiable intangible assets acquired, less any liabilities assumed. The Company uses estimates and assumptions to value assets acquired and liabilities assumed at the acquisition date, and these estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, adjustments to the assets acquired and liabilities assumed are recorded with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the consolidated statements of operations.

Goodwill and intangible assets deemed to have indefinite useful lives, such as certain trade names, are not amortized. Tests for impairment of goodwill and indefinite-lived intangible assets are performed on an annual basis or when events or circumstances indicate that the carrying amount may not be recoverable.

Circumstances that could trigger an impairment test outside of the annual test include but are not limited to: a significant adverse change in the business climate or legal factors, adverse cash flow trends, an adverse action or assessment by a regulator, unanticipated competition, loss of key personnel, decline in stock price and the results of tests for recoverability of a significant asset group. The Company determined that no triggering event occurred during any of the periods presented.

For goodwill and indefinite lived intangible assets, the Company completes what is referred to as the “Step 0” analysis, which involves evaluating qualitative factors, including macroeconomic conditions, industry and market considerations, cost factors, and overall financial performance related to its goodwill and its indefinite lived intangible assets. If the Company’s “Step 0” analysis indicates that it is more likely than not that the fair value of a reporting unit or of an indefinite lived intangible asset is less than its carrying amount, then the Company would perform a quantitative two-step impairment test. The quantitative analysis compares the fair value of the Company’s reporting unit or indefinite-lived intangible assets to its carrying amount, and an impairment loss is recognized equivalent to the excess of the carrying amount over fair value. If, after assessing the totality of events or circumstances, the Company determines that it is more likely than not that the fair value of a reporting unit or indefinite lived intangible asset exceeds its carrying amount, then the quantitative impairment tests are unnecessary.

The Company performs an evaluation of goodwill and indefinite-lived intangible assets for impairment annually in the fourth quarter of its fiscal year.

The determination of whether or not goodwill or indefinite-lived intangible assets have become impaired involves a significant level of judgment. Changes in the Company’s strategy and/or market conditions could significantly impact these judgments and require adjustments to recorded amounts of goodwill or intangible assets.

No impairment of goodwill or indefinite-lived intangible assets was identified in any of the periods presented.

Identifiable intangible assets consist of trade names, customer listings, technology, domain names and contractual non-competition agreements associated with acquired businesses. Intangible assets with finite lives are amortized over their estimated useful lives on a straight-line basis and reviewed for impairment whenever events or changes in circumstances indicate that an asset’s carrying value may not be recoverable (see Note 4). The straight-line method of amortization represents the Company’s best estimate of the distribution of the economic value of the identifiable intangible assets.

Impairment of Long-lived Assets

The Company evaluates long-lived assets held for use, such as property and equipment, for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. An impairment loss is recognized when estimated future undiscounted cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. When an impairment loss is recognized, the carrying amount of the asset is reduced to its estimated fair value in the period in which the determination is made. No material impairments of long-lived assets have been recorded during any of the periods presented.

Leases

The Company leases facilities in several countries around the world and certain equipment under non-cancelable lease agreements. The terms of certain lease agreements provide for rental payments on a graduated basis. Rent expense is recognized on a straight-line basis over the lease period and accrued as rent expense incurred but not paid.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an agreement exists, delivery has occurred, the sales price is fixed or determinable and collectability is reasonably assured. The Company accounts for sales incentives to customers as a reduction of revenue at the time that the revenue is recognized from the related product sale. The Company also reports revenue net of any sales tax collected.

The Company generates a significant portion of its revenue from customers purchasing online advertising services related to the listing of their properties for rent, primarily on a subscription basis over a fixed-term. The Company also generates revenue based on the number of traveler inquiries and reservation bookings for property listings on the Company’s websites, local and national Internet display advertisers, license of property management software and ancillary products and services.

Payments for term-based subscriptions received in advance of services being rendered are recorded as deferred revenue and recognized on a straight-line basis over the listing period.

Revenue for inquiry-based contracts are determined on a fixed fee-per-inquiry as stated in the arrangement and recognized when the service has been performed.

The Company earns commission revenue for reservations made online through its websites, which is calculated as a percentage of the value of the reservation. This revenue is earned as the services are performed or as the customers’ refund privileges lapse and is included in listing revenue in the consolidated statement of operations.

Internet display advertising revenue is generated primarily from advertisements appearing on the Company’s websites. Depending upon the terms, revenue is earned each time an impression is delivered, a user clicks on an ad, a graphic ad is displayed, or a user clicks-through the ad and takes a specified action on the destination site.

The Company sells gift cards with no expiration date to travelers and does not charge administrative fees on unused cards. There is a portion of the gift card obligation that, based on historical redemption patterns, will not be used by the Company’s customers and is not required to be remitted to relevant jurisdictions (“breakage”). At the point of sale, the Company recognizes breakage as deferred revenue and amortizes it over 48 months based on historical redemption patterns. The Company also records commission revenue for each gift card sale over the same 48-month redemption period.

Through its professional software for bed and breakfasts and professional property managers, the Company makes selected, online bookable properties available to online travel agencies and channel partners. The Company receives a percentage of the transaction value or a fee from the property manager for making this inventory available, which is recognized when earned. This revenue is included in other revenue in the consolidated statement of operations.

The Company generates revenue from the licensing of software products, the sale of maintenance agreements and the sale of hosted software solutions. For software license sales, one year of maintenance is typically included as part of the initial purchase price of the bundled offering with annual renewals of the maintenance component of the agreement following in subsequent years.

The Company recognizes revenue from the sale of perpetual licenses upon delivery, which generally occurs upon electronic transfer of the license key that makes the product available to the purchaser.

As software is usually sold with maintenance, the amount of revenue allocated to the software license is determined by estimating the fair value of the maintenance and subtracting it from the total invoice or contract amount. Vendor-specific objective evidence, or VSOE, of the fair value of maintenance services is determined by the standard published list pricing for maintenance renewals, as the Company generally charges list prices for maintenance renewals. In determining VSOE, the Company requires that a substantial majority of the selling price for maintenance services fall within a reasonably narrow pricing range. Maintenance and support revenue is recognized ratably over the term of the agreement beginning on the activation date. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue or revenue, depending on whether the revenue recognition criteria have been met.

Sales of hosted software solutions are generally for a one-year period. Revenue is recognized on a straight-line basis over the contract term. Certain implementation services related to the hosting services are essential to the customer’s use of the hosting services. For sales of these hosting services where the Company is responsible for implementation, the Company recognizes implementation revenue ratably over the estimated period of the hosting relationship, which the Company considers to be three years. Recognition starts once the product has been made available to the customer.

Training and consulting revenue is recognized upon delivery of the training or consulting services to the end customer.

The Company accounts for sales incentives to customers as a reduction of revenue at the time that the revenue is recognized from the related product sale. The Company also reports revenue net of any sales tax collected.

Cost of Revenue

Cost of revenue consists of salaries, benefits and related expenses and stock-based compensation of the Company’s customer service and web hosting personnel, merchant fees charged by credit card processors, costs associated with the hosting of the Company’s websites, costs associated with payments and reserves under the Company’s Carefree Rental Guarantee, allocated facility expenses and depreciation costs.

Advertising Expenses

The Company expenses all advertising costs as incurred. Advertising expenses included in sales and marketing expenses were approximately $59,978,000, $39,138,000 and $37,559,000 for the years ended December 31, 2014, 2013 and 2012, respectively.

Stock-Based Compensation

The cost of stock-based compensation is recognized in the financial statements based upon the estimated grant date fair value of the awards measured using the Black–Scholes valuation model. The fair value of restricted stock awards and units is determined based on the number of shares granted and the fair value of the Company’s common stock as of the grant date. Fair value is generally recognized as an expense on a straight-line basis, net of estimated forfeitures, over the employee requisite service period. When estimating forfeitures, the Company considers voluntary termination behaviors as well as trends of actual option forfeitures.

The Company uses the “with and without” approach in determining the order in which tax attributes are utilized. As a result, the Company only recognizes a tax benefit from stock-based awards in additional paid-in capital if an incremental tax benefit is realized after all other tax attributes currently available to the Company have been utilized. When tax deductions from stock-based awards are less than the cumulative book compensation expense, the tax effect of the resulting difference is charged first to additional paid-in capital to the extent of the Company’s pool of windfall tax benefits with any remainder recognized in income tax expense. The Company has determined that it has a sufficient windfall pool available and therefore no amounts have been recognized in income tax expense. In addition, the Company accounts for the indirect effects of stock-based awards on other tax attributes through the consolidated statements of operations.

The gross benefits of tax deductions in excess of recognized compensation costs are reported as financing cash inflows, but only when such excess tax benefits are realized by a reduction to current taxes payable.

The following table summarizes the excess tax benefit that the Company recorded for the years ended December 31, 2014, 2013 and 2012 (in thousands):

	Year Ended December 31,
	2014	2013	2012
Excess tax benefit from stock-based compensation, net	$2,743	$8,226	$7,122

This tax benefit has been recorded as additional paid-in capital on the Company’s consolidated balance sheets.

Income Taxes

The Company recognizes income taxes using an asset and liability approach. This approach requires the recognition of deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company’s consolidated financial statements or tax returns. The measurement of deferred taxes is based on provisions of the enacted tax law and the effects of future changes in tax laws or rates are not anticipated. A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. Evaluating the need for an amount of a valuation allowance for deferred tax assets requires significant judgment and analysis of the positive and negative evidence available, including past operating results, estimates of future taxable income, reversals of existing taxable temporary differences and the feasibility of tax planning in order to determine whether all or some portion of the deferred tax assets will not be realized. Based on the available evidence and judgment, the Company has determined that it is more likely than not that certain loss carryforwards will not be realized; therefore, the Company has established a valuation allowance for such deferred tax assets to reduce the loss carryforward assets to amounts expected to be utilized.

The Company may be subject to income tax audits by the respective tax authorities in any or all of the jurisdictions in which the Company operates. The Company is currently undergoing an audit in the United States as well as at its subsidiary in the United Kingdom. Significant judgment is required in determining uncertain tax positions. The Company recognizes the benefit of uncertain income tax positions only if these positions are more likely than not to be sustained. Also, the recognized income tax benefit is measured at the largest amount that is more than 50% likely of being realized. The Company adjusts these reserves in light of changing facts and circumstances, such as the closing of an audit or the refinement of an estimate. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to unrecognized tax benefits as a component of income tax expense. The countries in which the Company may be subject to potential examination by tax authorities include Australia, Brazil, Colombia, France, Germany, Italy, the Netherlands, New Zealand, Singapore, Spain, Switzerland, Thailand, the United Kingdom and the United States.

The calculation of the Company’s tax liabilities involves the inherent uncertainty associated with the application of complex tax laws. As a multinational corporation, the Company conducts its business in many countries and is subject to taxation in many jurisdictions. The taxation of the Company’s business is subject to the application of various and sometimes conflicting tax laws and regulations as well as multinational tax conventions. The Company’s effective tax rate is highly dependent upon the geographic distribution of its worldwide earnings or losses, the tax regulations and tax rates in each geographic region, the availability of tax credits and carryforwards, and the effectiveness of its tax planning strategies. The application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Tax laws themselves are subject to change as a result of changes in fiscal policy, changes in legislation, and the evolution of regulations and court rulings. Consequently, taxing authorities may impose tax assessments or judgments against the Company that could materially impact its tax liability and/or its effective income tax rate. The Company believes it has adequately provided in its financial statements for additional taxes that it estimates may be assessed by the various taxing authorities. While the Company believes that it has adequately provided for all uncertain tax positions, amounts asserted by tax authorities could be greater or less than the Company’s accrued position. These tax liabilities, including the interest and penalties, are adjusted pursuant to a settlement with tax authorities, completion of audit, refinement of estimates or expiration of various statutes of limitation.

Foreign Currency Translation

The functional currency of the Company’s foreign subsidiaries is generally their respective local currency. The financial statements of the Company’s international operations are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities, the historical exchange rate for stockholders’ equity, and a weighted average exchange rate for each period for revenue, expenses, and gains and losses.

Foreign currency translation adjustments are recorded as a separate component of stockholders’ equity. Gains and losses from foreign currency denominated transactions are recorded in other income (expense) in the Company’s consolidated statements of operations.

The following table summarizes the foreign exchange loss that the Company recorded for the years ended December 31, 2014, 2013 and 2012 (in thousands):

	Year Ended December 31,
	2014	2013	2012
Foreign exchange loss	$7,138	$5,964	$2,618

Derivative Financial Instruments

As a result of the Company’s international operations, it is exposed to various market risks that may affect its consolidated results of operations, cash flows and financial position. These market risks include, but are not limited to, fluctuations in currency exchange rates. The Company’s primary foreign currency exposures are in Euros, British Pound Sterling and Australian Dollars. As a result, the Company faces exposure to adverse movements in currency exchange rates as the financial results of its operations are translated from local currency into U.S. dollars upon consolidation. Additionally, foreign exchange rate fluctuations on transactions denominated in currencies other than the functional currency result in gains and losses that are reflected in other income (expense) in the Company’s consolidated statements of operations.

The Company may enter into derivative instruments to hedge certain net exposures of nonfunctional currency denominated assets and liabilities, primarily related to intercompany loans, even though it does not elect to apply hedge accounting or hedge accounting does not apply. Gains and losses resulting from a change in fair value for these derivatives are reflected in the period in which the change occurs and are recognized on the consolidated statement of operations in other income (expense). Cash flows from these contracts are classified within cash flows from investing activities on the consolidated statements of cash flows.

The Company does not use financial instruments for trading or speculative purposes. The Company recognizes all derivative instruments on the balance sheet at fair value and its derivative instruments are generally short-term in duration. The Company is exposed to the risk that counterparties to derivative contracts may fail to meet their contractual obligations.

The following table shows the fair value and notional amounts of the Company’s outstanding or unsettled derivative instruments that are not designated as hedging instruments covering foreign currency exposures during the year ended December 31, 2014 and closing January 2, 2015 (in thousands):

Balance Sheet Caption	December 31, 2014
	Significant Other Observable Inputs (Level 2)			U.S. Dollar Notional
	Gross Amount of Recognized Assets/Liabilities	Gross Amounts Offset in the Balance Sheet	Net Amount Presented in the Balance Sheet
Prepaid expenses and other current assets	$4,506	$—	$4,506	$157,164
Accrued expenses	(67)	—	(67)	11,562

Total	$4,439	$—	$4,439	$168,726

In addition to the notional amounts listed above, the Company also had $165,454,000 of derivatives entered into on December 31, 2014 with a closing date of April 2, 2015.

The following table shows the fair value and notional amounts of the Company’s outstanding or unsettled derivative instruments that are not designated as hedging instruments covering foreign currency exposures during the year ended December 31, 2013 (in thousands):

Balance Sheet Caption	December 31, 2013
	Significant Other Observable Inputs (Level 2)			U.S. Dollar Notional
	Gross Amount of Recognized Assets/Liability	Gross Amounts Offset in the Balance Sheet	Net Amount Presented in the Balance Sheet
Prepaid expenses and other current assets	$363	$—	$363	$20,520
Accrued expenses	(979)	—	(979)	84,292

Total	$(616)	$—	$(616)	$104,812

Net Income Per Share Attributable to HomeAway, Inc.

Basic net income per share is computed by dividing net income attributable to HomeAway, Inc. by the weighted average number of common shares outstanding during the period. Diluted income per share is computed by dividing net income attributable to HomeAway, Inc. by the weighted average common shares outstanding plus potentially dilutive common shares. The dilutive effect of outstanding options, warrants and awards is reflected in diluted earnings per share by application of the treasury stock method.

Restricted stock awards provide the holder of unvested shares the right to participate in dividends declared on the Company’s common stock. Accordingly, these shares are included in the weighted average shares outstanding for the computation of basic earnings per share in periods of undistributed earnings. Restricted stock awards are excluded from the basic earnings per share in periods of undistributed losses as the holders are not contractually obligated to participate in the losses of the Company. Unvested restricted stock units do not provide the holder the right to participate in dividends declared on the Company’s common stock. Accordingly, these shares are excluded in the weighted average shares outstanding for the computation of basic earnings per share in periods of undistributed earnings or losses.

Comprehensive Income (Loss) Attributable to HomeAway, Inc.

Comprehensive income (loss) attributable to HomeAway, Inc. consists of net income (loss), cumulative foreign currency translation adjustments, unrealized gain (loss) on available-for-sale securities and comprehensive income (loss) attributable to noncontrolling interests.

Concentrations

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents and short-term investments. The Company’s cash is deposited in financial institutions. However, cash and cash equivalents may exceed federally insured limits from time to time. The Company has not experienced any losses on its deposits.

Reclassifications

Certain reclassifications have been made to prior periods’ consolidated balance sheets and statements of operations to conform to the current period presentation. These reclassifications did not result in any change in previously reported total revenue, net income, total assets or shareholders’ equity.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The updated standard will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. Early adoption is not permitted. The updated standard is effective for fiscal years, and interim reporting periods within those years, beginning after December 15, 2016. The Company has not yet selected a transition method and is currently evaluating the effect that the updated standard will have on its consolidated financial statements and related disclosures.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements – Going Concern, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, related to the disclosures around going concern. The new standard provides guidance around management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. Early adoption is permitted. The adoption of this standard is not expected to have a material impact on the Company’s financial statements.

3. Business Combinations

The following table summarizes the Company’s acquisitions during the years ended December 31, 2014, 2013 and 2012 with amounts shown below as fair values at each respective acquisition date (in thousands):

	Glad to Have You	Stayz	Bookabach	travelmob	Toprural
Year acquired	2014	2013	2013	2013	2012

Net tangible assets (liabilities) acquired
Cash	$25	$4,942	$395	$63	$3,220
Deferred revenue	(65)	(2,234)	(350)	(43)	(2,269)
Amounts payable to property owners	—	(4,187)	(194)	(473)	—
Other	17	(365)	228	(123)	(315)

Total tangible assets (liabilities) acquired	(23)	(1,844)	79	(576)	636
Deferred tax liabilities	(1,653)	(5,313)	(228)	(513)	(3,193)
Trade name	1,177	5,224	161	607	1,060
Developed technology	3,760	1,735	64	2,937	2,144
Customer relationships	1,643	18,288	446	1,123	7,440
Goodwill	11,647	177,777	3,514	16,833	11,190
Non-competition agreements	240	1,387	300	150	—
Redeemable noncontrolling interests	—	—	(1,938)	(9,028)	—

Aggregate purchase price	16,791	197,254	2,398	11,533	19,277
Less: cash acquired	(25)	(4,942)	(395)	(63)	(3,220)

	$16,766	$192,312	$2,003	$11,470	$16,057

The following table summarizes the Company’s weighted-average amortization period, in total and by major finite-lived intangible asset class, by acquisition during the years ended December 31, 2014, 2013 and 2012 (in years):

	Glad to Have You	Stayz	Bookabach	travelmob	Toprural
Developed technology	5.0	2.0	1.8	7.0	4.0
Customer relationships	8.0	11.0	11.0	13.0	8.0
Non-competition agreements	3.0	3.0	3.0	3.0	—
Trade names	10.0	10.0	10.0	10.0	10.0

Total weighted-average amortization period	6.5	9.8	7.8	8.7	7.4

Tangible net assets (liabilities) were valued at their respective carrying amounts, which the Company believes approximate their current fair values at the respective acquisition dates due to their short durations.

The valuation of identifiable intangible assets acquired reflects management’s estimates based on, among other factors, use of established valuation methods. The value of the acquired trade names was determined using a relief from royalty method. Developed technology was valued on a combination of the income and market approach. Customer relationships were valued by projecting the estimated cash flow from the Company’s existing customer relationships. Non-competition agreements have been valued based on other arms’ length transactions between the Company and selling shareholders in past acquisitions or based on the present value of estimated future cash flows with and without this asset. Identifiable intangible assets with definite lives are amortized over the period of estimated benefit using the straight-line method and the estimated useful lives of two to thirteen years. The straight-line method of amortization represents the Company’s best estimate of the distribution of the economic value of the identifiable intangible assets. Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired.

Redeemable noncontrolling interests are measured at fair value, at the date of acquisition, and classified as mezzanine equity due to the contingent redeemable feature. The Company has elected to recognize increases in the redemption value immediately as they occur and adjust the carrying amount of the noncontrolling interests to equal the redemption value at the end of each reporting period, however this adjustment will not reduce the noncontrolling interests below the initial amount recorded. See Note 10 for the reconciliation of the redeemable noncontrolling interests.

Glad to Have You, Inc.

In March 2014, the Company acquired Glad to Have You, Inc. (“Glad To Have You”), a United States company that is the creator of a mobile guest management solution for the vacation rental industry, for cash consideration of approximately $16,791,000. The direct acquisition costs incurred by the Company were not significant to the Company’s operating results, and all such costs were expensed as incurred and included in general and administrative expenses in the consolidated statement of operations.

Of the total consideration paid, $250,000 of the cash consideration was deposited in escrow as security for the benefit of the Company against breaches of representations and warranties, covenants and certain other expressly enumerated matters by the sellers. The escrow funds not used to satisfy such seller obligations will be released to the sellers two business days following the first anniversary date of the acquisition. In addition, $250,000 of the total cash consideration was deposited in escrow as security and pending final net working capital related purchase price adjustments. The net working capital related escrow funds were released in June 2014.

The acquired goodwill primarily represents synergies associated with adding Glad To Have You’s mobile applications to the Company’s marketplace of websites to provide property owners and managers with an additional way to manage and communicate with guests during their stay. Goodwill is not deductible for tax purposes. The acquired trade name has an estimated useful life of 10 years from the date of acquisition, the developed technology has an estimated useful life of 5 years from the date of acquisition and the customer relationships have an estimated useful life of 8 years from the date of acquisition. Non-compete agreements have an estimated useful life of 3 years. The total weighted average amortization period for the intangibles acquired is 6.5 years.

The results of Glad To Have You have been included in the Company’s consolidated results since the acquisition date in March 2014. Pro forma results of operations related to this acquisition have not been presented because Glad To Have You’s operating results up to and subsequent to the date of acquisition were not material to the Company’s consolidated financial statements.

Stayz

In December 2013, the Company acquired 100% of the outstanding stock of Stayz Pty Limited (“Stayz”), the leading online vacation rental marketplace in Australia, for total consideration of approximately $197,820,000. Consideration included $196,739,000 in cash paid directly to the sellers and $1,081,000 paid to the sellers in April 2014 based on completed working capital purchase price adjustments pursuant to the purchase agreement. The Company incurred approximately $3,802,000 in direct acquisition costs, all of which were expensed as incurred, and are included in general and administrative expenses in the consolidated statement of operations. The Company also entered into certain transitional service agreements with the prior owners of Stayz to have accounting, infrastructure and support services provided to the Company for a defined period of time in 2014. Amounts paid for these services are recorded as incurred and are included in the Company’s consolidated results as general and administrative expenses.

The acquisition of Stayz adds approximately 40,000 additional Australian-based properties to the HomeAway network and provides HomeAway a strong momentum to its pay-per-booking product offering.

The acquired goodwill primarily represents synergies associated with adding Stayz to the Company’s marketplace of websites to provide travelers with a broader inventory selection of vacation properties. Goodwill is not deductible for tax purposes.

The results of Stayz have been included in the Company’s consolidated results since the acquisition date in December 2013.

The following unaudited pro forma supplemental information presents an aggregated summary of the results of operations of the Company for the years ended December 31, 2013 and 2012, assuming the completion of the 2013 acquisition of Stayz occurred on January 1, 2012 (in thousands).

The unaudited pro forma supplemental information is based on estimates and assumptions that the Company believes are reasonable. Accordingly, the Company adjusted the pro forma results for quantifiable items such as direct acquisition costs, amortization of acquired intangible assets and the estimated tax provision of the pro form combined results. Further, during the quarter ended March 31, 2014 the Company revised the pro forma revenue and net income for the year ended December 31, 2013 by a decrease of $1.9 million and $1.3 million, respectively, based on adjustments of certain estimates, as the Company obtained additional information about the facts and circumstances that existed as of the acquisition date. The average foreign exchange rate during each of the presented years was used in preparing the supplemental information. The unaudited pro forma supplemental information prepared by the Company is not necessarily indicative of the results expected in future periods or the results that actually would have been realized had the acquired business and the Company been a combined company during the specified periods.

	Year Ended December 31,
	2013	2012
Pro forma total revenue	$370,620	$305,904
Pro forma net income	28,687	17,855

Bookabach

In November 2013, the Company acquired 55% of the outstanding stock of Bookabach Limited (“Bookabach”), a leading vacation rental website in New Zealand, for cash consideration of approximately $2,398,000. The Company incurred approximately $160,000 in direct acquisition costs, all of which were expensed as incurred, and are included in general and administrative expenses in the consolidated statement of operations.

Approximately $492,000 of the cash consideration was deposited in escrow as security for the benefit of the Company against breaches of representations and warranties, covenants and certain other expressly enumerated matters by the sellers. The escrow funds not used to satisfy such seller obligations will be released to the sellers on the second anniversary date of the acquisition.

Bookabach features more than 8,000 property listings located in New Zealand, Australia and the Pacific Islands including holiday homes and beach houses, also known as baches.

The acquired goodwill primarily represents synergies associated with adding Bookabach to the Company’s marketplace of websites to provide travelers with a broader inventory selection of vacation properties. Goodwill is not deductible for tax purposes.

The results of Bookabach have been included in the Company’s consolidated results since the acquisition date in November 2013. Pro forma results of operations related to this acquisition have not been presented since Bookabach’s operating results up to the date of acquisition were not material to the Company’s consolidated financial statements.

Under the terms of the acquisition agreement, the Company has a call option to purchase the remaining non-controlling interest of Bookabach in two installments on October 31, 2014 and June 30, 2015, respectively. In the event that the Company does not exercise one or both of its call options to purchase the remaining shares of Bookabach by such deadlines, the remaining Bookabach shareholders have two put options to require the Company to repurchase their remaining interest in two installments for which, if exercised, shall be deemed to occur on October 31, 2014 and June 30, 2015, respectively. The option was determined to have no value.

In accordance with the acquisition agreement, the remaining Bookabach shareholders exercised their first put option, effective October 2014, requiring the Company to purchase 20% of the outstanding equity held by noncontrolling shareholders for cash consideration of $1,461,000. Following this repurchase, the Company owns 75% of the outstanding stock of Bookabach.

In November 2014, the Company and the remaining Bookabach shareholders amended the acquisition agreement to extend the date of the second call option by the Company and the corresponding second put option by the remaining Bookabach shareholders from June 30, 2015 to June 30, 2016. Additionally, the formula for calculating the value of the second call and put option was amended to reflect the extension of time provided to the second option. The Company recorded the impact of the amendment as an increase in the noncontrolling interest value on the Company’s consolidated balance sheet.

travelmob

In August 2013, the Company acquired 100% of the outstanding stock of travelmob Pte. Ltd. (“travelmob”) for $20.0 million, net of cash acquired and concurrently sold a non-controlling interest in travelmob back to certain sellers for $8.5 million. The Company incurred approximately $284,000 in direct acquisition costs, all of which were expensed as incurred, and are included in general and administrative expenses in the consolidated statement of operations.

Travelmob features over 14,000 Asia Pacific region short-term rental listings including luxury villas, urban apartments, houseboats, a private island as well as shared spaces.

The acquired goodwill represents synergies associated with adding travelmob to the Company’s marketplace of websites to provide travelers with a broader inventory selection of vacation properties to choose from and provides the Company with a platform to serve the Asian market. Goodwill is not deductible for tax purposes.

The results of travelmob have been included in the Company’s consolidated results since the acquisition date in August 2013. Pro forma results of operations related to this acquisition have not been presented since travelmob’s operating results up to the date of acquisition were not material to the Company’s consolidated financial statements.

Under the terms of the acquisition agreement and subsequent amendments, the Company also concurrently made a $7.0 million cash investment in the business resulting in the Company holding 68.5% of the outstanding stock and the non-controlling interest holding 31.5%, will loan travelmob up to S$13.0 million (approximately $9.6 million using exchange rates as of December 31, 2014) over the next few years and has a call option to purchase the remaining non-controlling interest of travelmob for the period defined in the agreement beginning on December 31, 2016. In the event the Company does not exercise its call option to purchase the remaining shares of travelmob by such deadline, the remaining travelmob shareholders have a put option to require the Company to repurchase their remaining interest for the period defined in the agreement beginning on February 1, 2017. The option was determined to have no value. In addition, certain other shares were reserved as part of an Employee Stock Options Plan (“ESOP”) in travelmob. Upon acquisition, the vested shares were measured at fair value and the amount attributable to the pre-combination service was included in the fair value of the noncontrolling interests.

Toprural

In April 2012, the Company acquired 100% of the outstanding stock of Top Rural S.L., the leading site for independently-owned rural accommodations in Southern Europe (the acquired business is referred to as “Toprural”), for cash consideration of approximately $19,277,000. The acquisition of Toprural further solidifies the Company’s market presence in Spain and Southern Europe and extends the Company’s reach to a desirable European traveler segment that seeks long weekend holidays to small towns or countryside destinations. The Company incurred approximately $285,000 in direct acquisition costs, all of which were expensed as incurred, and are included in general and administrative expenses in the consolidated statement of operations.

Approximately $2,670,000 of the cash consideration was deposited in escrow as security for the benefit of the Company against breaches of representations and warranties, covenants and certain other expressly enumerated matters by the sellers. The escrow funds were released to the sellers in two equal payments on the first and second anniversary dates of the acquisition.

The acquired goodwill primarily represents synergies associated with adding Toprural to the Company’s marketplace of websites to provide travelers with a broader inventory selection of vacation properties. Goodwill is not deductible for tax purposes.

The results of Toprural have been included in the Company’s consolidated results since the acquisition date in April 2012.

The following unaudited pro forma supplemental information presents an aggregated summary of the results of operations of the Company for the year ended December 31, 2012, assuming the completion of the 2012 acquisition of Toprural occurred on January 1, 2011.

The unaudited pro forma supplemental information is based on estimates and assumptions that the Company believes are reasonable. The average foreign exchange rate during the year was used in preparing the supplemental information. The unaudited pro forma supplemental information prepared by the Company is not necessarily indicative of the results expected in future periods or the results that actually would have been realized had the acquired business and the Company been a combined company during the specified periods.

Year Ended December 31,
2012
Pro forma total revenue	$281,858
Pro forma net income	14,959

4. Goodwill and Other Intangible Assets

Goodwill

Changes in the Company’s goodwill balance for the years ended December 31, 2014 and 2013 are summarized in the table below (in thousands).

Balance at December 31, 2012	$312,412
Acquired in business combinations	198,124
Foreign currency translation adjustment	(2,925)

Balance at December 31, 2013	$507,611
Acquired in business combinations	11,647
Foreign currency translation adjustment	(26,098)
Post-acquisition goodwill adjustment for the Stayz acquisition	511

Balance at December 31, 2014	$493,671

Pursuant to its goodwill and intangible assets accounting policy, the Company records goodwill adjustments for the effect on goodwill of changes to net assets and liabilities acquired during the measurement period (up to one year from the date of an acquisition). The goodwill arising from the Stayz acquisition was increased by $511,000 up to $178,288,000 due to certain income taxes and changes in fair value estimates derived from additional information gained during the measurement period. Goodwill adjustments were not significant to the Company’s previously reported operating results or financial position. Therefore, the Company elected not to retrospectively adjust the acquisition date accounting and instead recorded the adjustment in the year ended December 31, 2014.

Intangible Assets

The Company’s intangible assets, excluding goodwill, consist of intangible assets acquired primarily in business combinations and were recorded at their estimated fair values on the date of acquisition. The finite-lived intangible assets that are being amortized are summarized in the table below (in thousands):

		December 31, 2014			December 31, 2013
	Useful Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trade names and trademarks	10	$30,316	$(8,396)	$21,920	$30,066	$(5,050)	$25,016
Developed technology	2-8	21,293	(13,231)	8,062	31,513	(23,646)	7,867
Customer relationships	6-14	57,656	(25,512)	32,144	80,510	(41,739)	38,771
Noncompete agreements and domain names	2-5	2,224	(923)	1,301	5,163	(3,181)	1,982

Total		$111,489	$(48,062)	$63,427	$147,252	$(73,616)	$73,636

Amortization of noncompete agreements is recorded over the term of the agreements.

The following table summarizes the amortization expense that the Company recorded for the years ended December 31, 2014, 2013 and 2012 (in thousands):

	Year Ended December 31,
	2014	2013	2012
Amortization expense	$13,916	$11,668	$12,438

Expected future annual amortization expense for definite-lived intangible assets as of December 31, 2014 is as follows (in thousands):

2015	$11,772
2016	9,132
2017	8,042
2018	7,738
2019	7,057
Thereafter	19,686

$63,427

The Company has the following indefinite-lived intangible assets recorded in its consolidated balance sheets as of December 31, 2014 and 2013, respectively (in thousands):

	December 31,
	2014	2013
Trademarks, trade names and other	$7,029	$7,029

5. Property and Equipment, net

Property and equipment consists of the following at December 31, 2014 and 2013, respectively, (in thousands):

	December 31,
	2014	2013
Computer equipment and purchased software	$31,566	$24,074
Internal-use software and website development costs	36,038	30,523
Furniture and fixtures	7,915	5,999
Leasehold improvements	20,922	13,999

	96,441	74,595
Less accumulated depreciation	(40,268)	(34,788)

	$56,173	$39,807

The following table summarizes the depreciation expense that the Company recorded for the years ended December 31, 2014, 2013 and 2012 (in thousands):

	Year Ended December 31,
	2014	2013	2012
Depreciation expense	$16,926	$13,399	$11,051

6. Accrued Expenses

The Company’s accrued expenses are comprised of the following at December 31, 2014 and 2013, respectively (in thousands):

	December 31,
	2014	2013
Compensation and related benefits	$21,413	$21,700
Gift cards	5,654	6,090
Contracting, consulting and professional fees	3,254	4,494
Taxes	4,954	3,425
Marketing	4,115	3,197
Foreign exchange – forward contracts	99	979
Traveler guarantee liability	1,790	956
Other	8,976	13,784

Total	$50,255	$54,625

7. Convertible Senior Notes

Convertible Senior Notes

(In thousands)	Par Value	Equity Component Recorded at Issuance		Carrying Value of Convertible Senior Notes as of
				December 31, 2014	December 31, 2013
0.125% Convertible Senior Notes due April 1, 2019	$402,500	$90,887	(1)	$316,181	$—

(1)	This amount represents the equity component recorded at the initial issuance of the 0.125% convertible senior notes.

In March 2014, the Company issued at par value $402.5 million of 0.125% convertible senior notes (the “Notes”) due April 1, 2019, unless earlier purchased by the Company or converted. Interest is payable semi-annually, in arrears on April 1 and October 1 of each year commencing October 1, 2014.

The Notes are governed by an indenture between the Company, as issuer, and U.S. Bank National Association, as trustee. The Notes are unsecured and do not contain any financial covenants or any restrictions on the payment of dividends, the incurrence of senior debt or other indebtedness, or the issuance or repurchase of securities by the Company.

If converted, holders will receive cash and/or shares of the Company’s common stock, at the Company’s election. The Company’s intent is to settle the principal amount of the Notes in cash upon conversion. As a result, upon conversion of the Notes, only the amounts payable in excess of the principal amounts of the Notes are considered in diluted earnings per share under the treasury stock method.

	Conversion Rate per $1,000 Par Value	Initial Conversion Price per Share	Free Convertibility Date
0.125% Senior Notes	19.1703	$52.16	October 1, 2018

Throughout the term of the Notes, the conversion rate may be adjusted upon the occurrence of certain events as described in the indenture governing the Notes. Holders of the Notes will not receive any cash payment representing accrued and unpaid interest upon conversion of a Note. Accrued but unpaid interest will be deemed to be paid in full upon conversion rather than cancelled, extinguished or forfeited. Holders may convert their Notes under the following circumstances:

•

during any calendar quarter commencing after June 30, 2014, if, for at least 20 trading days during the 30 consecutive trading day period ending on the last trading day of the immediately preceding calendar quarter, the last reported sales price of the Company’s common stock for such trading day is greater than or equal to 130% of the applicable conversion price for the Notes on each applicable trading day;

•

during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of the Notes is less than 98% of the product of the sale price of the Company’s common stock and the conversion rate;

•	upon the occurrence of specified corporate transactions described under the indenture governing the Notes, such as a consolidation, merger or binding share exchange; or

•	at any time on or after October 1, 2018.

As of December 31, 2014, the Notes are not yet convertible.

Holders of the Notes have the right to require the Company to purchase with cash all or a portion of the Notes upon the occurrence of a fundamental change, such as a change of control, at a purchase price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest. Following certain corporate transactions that constitute a fundamental change, the Company will increase the conversion rate for a holder who elects to convert the Notes in connection with such make-whole fundamental change.

In accounting for the issuance of the Notes, the Company separated the Notes into liability and equity components. The carrying amount of the liability component was calculated by measuring the fair value of a similar liability that does not have an associated convertible feature. The carrying amount of the equity component representing the conversion option was determined by deducting the fair value of the liability component from the par value of the Notes as a whole. The excess of the principal amount of the liability component over its carrying amount (“debt discount”) is amortized to interest expense over the term of the Notes. The equity component is not re-measured as long as it continues to meet the conditions for equity classification.

In accounting for the transaction costs related to the Note issuance, the Company allocated the total amount incurred to the liability and equity components based on their relative values. Transaction costs attributable to the liability component are being amortized to expense over the term of the Notes, and transaction costs attributable to the equity component were netted with the equity component in stockholders’ equity. Additionally, the Company recorded a deferred tax liability of $0.8 million in connection with the Notes.

The Notes consist of the following (in thousands):

	December 31, 2014	December 31, 2013
Liability component:
Principal:
0.125% Senior Notes	$402,500	$—
Less: debt discount, net
0.125% Senior Notes	(86,319)	—

Net carrying amount	$316,181	$—

The Notes are included in the consolidated balance sheets within Convertible senior notes, net, which are classified as a noncurrent liability. The debt discount is amortized over the life of the Notes using the effective interest rate method.

The total estimated fair value of the Company’s Notes at December 31, 2014 was $304.3 million. The fair value of the Notes was determined based on inputs that are observable in the market (Level 2).

Based on the closing price of the Company’s common stock of $29.78 on December 31, 2014, the if-converted value of the Notes was less than their principal amount.

Note Hedges

To minimize the impact of potential economic dilution upon conversion of the Notes, the Company entered into convertible note hedge transactions with respect to its common stock (the “Note Hedges”).

	Date	Purchase (in thousands)	Shares underlying Note Hedges
Note Hedges	March 2014	$85,853	7,716,049

The Note Hedges cover shares of the Company’s common stock at a strike price that corresponds to the initial conversion price of the respective Notes, also subject to adjustment, and are exercisable upon conversion of the Notes. The Note Hedges will expire upon the maturity of the Notes. The Note Hedges are intended to reduce the potential economic dilution upon conversion of the Notes in the event that the market value per share of the Company’s common stock, as measured under the Notes, at the time of exercise is greater than the conversion price of the Notes. The Note Hedges are separate transactions and are not part of the terms of the Notes. Holders of the Notes will not have any rights with respect to the Note Hedges.

Warrants

	Date	Proceeds (in thousands)	Shares	Strike Price
Warrants	March 2014	$38,278	7,716,049	$81.14

Separately, in March 2014, the Company also entered into warrant transactions (the “Warrants”), whereby the Company sold warrants to acquire, subject to anti-dilution adjustments, shares of the Company’s common stock at $81.14 per share. The Warrants have a term of five years from the date of issuance. If the average market value per share of the Company’s common stock for the reporting period, as measured under the Warrants, exceeds the strike price of the Warrants, the Warrants would have a dilutive effect on the Company’s earnings per share if the Company reports net income. The Warrants were anti-dilutive for the year ended December 31, 2014. The Warrants are separate transactions, entered into by the Company and are not part of the terms of the Notes or Note Hedges. Holders of the Notes will not have any rights with respect to the Warrants.

Interest Expense

The following table sets forth total interest expense recognized related to the Notes for the years ended December 31, 2014, 2013 and 2012 (in thousands):

	Year Ended December 31,
	2014	2013	2012
0.125% coupon	$378	—	—
Amortization of debt issuance costs	39	—	—
Amortization of debt discount	13,137	—	—

Total	$13,554	$—	$—

8. Commitments and Contingencies

Leases

The Company leases its facilities and certain office equipment under noncancellable operating leases. Future minimum lease payments under noncancellable operating leases at December 31, 2014 are as follows (in thousands):

2015	$8,073
2016	8,487
2017	8,324
2018	7,486
2019	6,601
Thereafter	21,870

Total minimum lease payments	$60,841

The following table summarizes the total rental expense that the Company recorded for the years ended December 31, 2014, 2013 and 2012 (in thousands):

	Year Ended December 31,
	2014	2013	2012
Rental expense	$6,994	$5,202	$4,492

Guarantees

The Company offers two guarantee products to travelers: Basic Rental Guarantee and Carefree Rental Guarantee. The Basic Rental Guarantee is offered to travelers that book a vacation rental property listed on any one of the Company’s websites to protect their vacation rental payments up to $1,000 against Internet fraud. Travelers may also purchase additional protection to cover 100% of vacation rental payments up to $10,000 against Internet fraud, misrepresentation, wrongful denial of entry, wrongful deposit loss or losses from phishing claims by the purchase of the Carefree Rental Guarantee. The Company does not maintain insurance from any third party for claims under these guarantees, and any amounts payable for claims made under these guarantees are payable by the Company. Amounts recorded for estimated future claims under the guarantees are based on historical experience and estimates of potential future claims are recorded either in cost of revenue or in general and administrative expense in the Company’s consolidated statement of operations depending on whether the expense is related to estimated claims under the Basic Rental Guarantee or to the Carefree Rental Guarantee.

Expected future claims for traveler guarantees, which are presented as a current liability in the Company’s consolidated balance sheets, and changes for the guarantees are as follows (in thousands):

Traveler guarantee liability at December 31, 2012	$566
Costs accrued for new vacation rentals	2,230
Guarantee obligations honored	(1,840)

Traveler guarantee liability at December 31, 2013	$956
Costs accrued for new vacation rentals	3,576
Guarantee obligations honored	(2,742)

Traveler guarantee liability at December 31, 2014	$1,790

The Company maintains a guarantee of £5,000,000 (approximately $7,800,000 as of December 31, 2014) in favor of a bank in the United Kingdom for extending credit to the Company in connection with the wholly owned United Kingdom subsidiary’s business of collecting its subscription revenue in advance via credit card payments.

Legal

From time to time, the Company is involved in litigation relating to claims arising in the ordinary course of business. The Company assesses its potential liability by analyzing specific litigation and regulatory matters using available information. Views on estimated losses are developed by management in consultation with inside and outside counsel, which involves a subjective analysis of potential results and outcomes, assuming various combinations of appropriate litigation and settlement strategies. After taking all of the above factors into account, the Company determines whether an estimated loss from a contingency related to litigation should be accrued by assessing whether a loss is deemed probable and can be reasonably estimated. The Company further determines whether an estimated loss from a contingency related to litigation should be disclosed by assessing whether a material loss is deemed reasonably possible. Such disclosures will include an estimate of the additional loss or range of loss or will state that such an estimate cannot be made.

Management believes that there are no claims or actions pending or threatened against the Company, the ultimate disposition of which would have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

9. Stockholders’ Equity and Stock-Based Compensation

Common Stock

The Company’s amended and restated certificate of incorporation, as amended in July 2011, authorizes 350,000,000 shares of common stock with a par value of $0.0001 per share. At December 31, 2014 and December 31, 2013, there were 94,515,344 and 92,361,069 shares of common stock issued and outstanding, respectively. Additionally, the amended certificate of incorporation authorizes the Company’s board of directors, without action by stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series. The board of directors may also designate the rights, preferences and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock.

Follow-on Offering

On December 17, 2013, the Company closed a follow-on offering of 6,921,424 shares of its common stock, at $37.00 per share, before underwriting discounts and commissions. The Company sold 5,500,000 shares and existing stockholders sold an aggregate of 1,421,424 shares, including 902,794 shares as a result of the underwriters’ exercise of their over-allotment option to purchase additional shares. The offering generated net proceeds to the Company of approximately $195.3 million, after deducting underwriting discounts and other expenses incurred by the Company for the sale of common stock. The offer and sale of all of the shares in the offering were registered under the Securities Act pursuant to a registration statement on Form S-3 ASR, which became automatically effective on December 12, 2013. The Company did not receive any proceeds from the sale of shares by the selling stockholders.

Stock Compensation Plans

The Company maintains two stock-based compensation plans, the 2004 Stock Option Plan (the “2004 Plan”) and the 2011 Equity Incentive Plan (the “2011 Plan”), which are described below.

2004 Plan

At December 31, 2014, there were 3,475,715 options outstanding under the 2004 Plan. Following the effectiveness of the Company’s 2011 Plan in May 2011, no further awards have been made under the 2004 Plan, although each option previously granted under the 2004 Plan will remain outstanding subject to its terms. Any such shares of common stock that are subject to awards under the 2004 Plan which are forfeited or lapse unexercised and would otherwise have been returned to the share reserve under the 2004 Plan instead will be available for issuance under the 2011 Plan.

2011 Plan

In May 2011, the Company adopted the 2011 Plan, providing for the granting of incentive stock options, as defined by the Internal Revenue Code, to employees and for the grant of non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares to employees, directors and consultants. The 2011 Plan also provides for the automatic grant of option awards to our non-employee directors. Shares of common stock reserved for issuance under the 2011 Plan consist of 20,932,095 shares of common stock. In addition, the number of shares available for issuance under the 2011 Plan will be increased annually on the first day of the Company’s fiscal year by an amount equal to the least of (a) four percent of the outstanding shares of the Company’s common stock as of the last day of the Company’s immediately preceding fiscal year or (b) such other amount as the Company’s board of directors may determine. At December 31, 2014, there were 4,124,581 options and 2,854,955 restricted stock units outstanding under the 2011 Plan.

Stock Option Activity

A summary of the Company’s stock option activity under all Plans is as follows:

	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
			(years)	(in thousands)
Outstanding at December 31, 2012	10,404,703	$17.37	7.5	$57,020
Granted	1,756,630	30.18
Exercised	(3,186,491)	15.12
Forfeited	(474,695)	22.87
Cancelled	(20,885)	23.03

Outstanding at December 31, 2013	8,479,261	$20.49	7.1	$172,921

Granted	972,865	35.50
Exercised	(1,615,116)	15.84
Forfeited	(236,714)	26.66
Cancelled	—	—

Outstanding at December 31, 2014	7,600,296	$23.20	6.8	$57,663

Vested and expected to vest
At December 31, 2013	8,226,494	$20.31	7.1	$169,248
At December 31, 2014	7,433,326	$23.02	6.8	$57,447
Exercisable options
At December 31, 2013	4,583,432	$16.82	6.2	$110,286
At December 31, 2014	5,079,091	$20.06	6.1	$51,494

The Company issues shares from the 2004 Plan and the 2011 Plan reserves upon the exercise of stock options. Shares of common stock reserved and available for future stock option grants under the 2011 Plan were 13,952,559 shares at December 31, 2014.

The Company received $25,386,000 and $48,473,000 in cash from option exercises under the respective Plans in 2014 and 2013, respectively. The Company issued shares from amounts reserved under the respective Plans upon the exercise of these stock options. The Company does not currently expect to repurchase shares from any source to satisfy such obligation under any of the Company’s stock option Plans. The Company recognized a tax benefit of approximately $2,743,000, $8,226,000 and $7,122,000 from the exercise of stock options during the years ended December 31, 2014, 2013 and 2012, respectively. These tax benefits have been recorded in additional paid-in capital on the Company’s consolidated balance sheet as of December 31, 2014 and 2013.

The weighted average grant date fair value of the options and restricted stock are summarized as follows:

	Year Ended December 31,
	2014	2013	2012
Per share of options granted	$13.46	$13.81	$12.07
Per share of restricted stock and restricted stock units granted	$36.33	$29.36	$24.88

The aggregate intrinsic value of stock options exercised, represented in the stock option activity table above, was approximately $39,140,000, $52,949,000 and $40,394,000 during the years ended December 31, 2014, 2013 and 2012, respectively.

During 2014, 1,649,456 stock options vested with a weighted average grant date fair market value of $12.05 per share.

Restricted Stock Activity

A summary of the Company’s restricted stock activity under the 2004 Plan and 2011 Plan is as follows:

Number of Awards Outstanding
Unvested balances at December 31, 2012	806,317
Awards granted	1,658,132
Awards vested	(241,517)
Awards forfeited	(185,037)

Unvested balances at December 31, 2013	2,037,895
Awards granted	1,634,392
Awards vested	(565,733)
Awards forfeited	(251,599)

Unvested balances at December 31, 2014	2,854,955

During 2014, 565,733 restricted stock awards and units vested with a weighted average grant date fair market value of $27.46 per share.

Accounting for Stock-Based Compensation

The Company uses the Black-Scholes option pricing model in valuing its stock options. The Black-Scholes model requires estimates regarding risk-free rate of return, dividend yields, expected term of the award, volatility and estimated forfeitures of awards during the service period.

The risk-free interest rate assumption used by the Company is based on observed market interest rates appropriate for the term of the Company’s employee options. During the years ended December 31, 2014, 2013 and 2012, the Company estimated expected term based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior. The dividend yield assumption is based on historical and expected dividend payouts. The Company determined expected volatility of options granted using an average of the historical volatility measures of comparable companies from a representative industry peer group.

The Company uses historical data to estimate pre-vesting option forfeitures and records stock-based compensation expense only for those awards that are expected to vest. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of stock-based compensation expense to be recognized in future periods. For options granted, the Company amortizes the fair value on a straight-line basis over the vesting period of the options.

The fair value of stock option grants has been estimated at the date of grant using the Black–Scholes option pricing model with the following weighted average assumptions:

	Year Ended December 31,
	2014	2013	2012
Risk-free interest rate	1.62% to 1.78%	0.65% to 1.41%	0.78% to 1.32%
Expected term	4.93 to 5.10 years	5.32 to 5.57 years	5.59 to 5.83 years
Dividend yield	0.00%	0.00%	0.00%
Expected volatility	38.70% to 42.50%	46.90% to 50.80%	50.60% to 55.40%

The following table summarizes the total stock-based compensation expense for the years ended December 31, 2014, 2013 and 2012 (in thousands):

	Year Ended December 31,
	2014	2013	2012
Cost of revenue	$3,245	$3,064	$2,675
Product development	13,174	9,515	5,642
Sales and marketing	10,805	8,488	6,629
General and administrative	21,294	16,820	12,087

	$48,518	$37,887	$27,033

Total gross unrecognized compensation cost related to nonvested stock options and restricted stock was $95,989,000 and $84,248,000 as of December 31, 2014 and 2013, respectively. The Company expects to recognize the costs as of December 31, 2014 over a weighted average period of 2.36 years.

10. Redeemable Noncontrolling Interests

During the year ended December 31, 2013, the Company acquired 68.5% of the outstanding stock of travelmob Pte. Ltd. and 55% of the outstanding stock of Bookabach Limited. During the year ended December 31, 2014, the Company acquired 20% of the outstanding equity held by the remaining shareholders of Bookabach Limited. The redeemable noncontrolling interests are reported on the Consolidated Balance Sheets in mezzanine equity in “Redeemable noncontrolling interests.”

The Company recognizes changes to the redemption value of noncontrolling interests as they occur and adjusts the carrying value to equal the redemption value at the end of each reporting period accordingly.

Changes in the Company’s redeemable noncontrolling interests for the year ended December 31, 2014 and 2013 are as follows (in thousands):

Balance at December 31, 2012	$—
Fair value at acquisition	10,966
Net loss attributable to noncontrolling interests	(395)
Currency translation adjustments	13

Balance at December 31, 2013	$10,584
Net loss attributable to noncontrolling interests	(1,839)
Changes to redemption value of noncontrolling interests	2,421
Repurchase of redeemable noncontrolling interests	(1,461)
Currency translation adjustments	37

Balance at December 31, 2014	$9,742

11. Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss consists of the following at December 31, 2014 and 2013, respectively (in thousands):

	December 31,
	2014	2013
Foreign currency translation	$(27,252)	$(6,728)
Unrealized losses on short-term investments	(801)	(19)

Total	$(28,053)	$(6,747)

12. Income Taxes

Income before income taxes includes the following components (in thousands):

	Year Ended December 31,
	2014	2013	2012
Domestic	$15,523	$27,817	$19,934
Foreign	5,716	1,198	8,202

Total	$21,239	$29,015	$28,136

The income tax expense (benefit) is comprised of the following (in thousands):

	Year Ended December 31,
	2014	2013	2012
Current
Federal	$—	$—	$—
State	250	1,116	1,105
Foreign	5,999	4,771	9,625
Deferred
Federal	5,502	7,733	7,976
State	(831)	98	(524)
Foreign	(5,879)	(1,511)	(5,425)
Change in valuation allowance	2,231	(483)	418

	$7,272	$11,724	$13,175

During the three months ended December 31, 2014, the Company identified immaterial prior period accounting errors related to intercompany transactions and a Swiss foreign tax credit. The adjustments were not material to any prior period results of operations. Therefore, the Company recorded the correction in the same quarter it was identified, which increased income tax expense by approximately $796,000 during the three months ended December 31, 2014. The adjustments had no impact on cash flows from operations or total cash flows for the prior or current period.

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets (liabilities) consist of the following (in thousands):

	December 31,
	2014	2013
Deferred tax assets:
Net operating loss carryforward	$6,816	$6,760
Tax credits	1,082	551
Accrued liabilities	8,960	6,615
Stock compensation	16,621	11,143
Gift card deferred revenue and redemption liability	1,451	1,346
Other deferred revenue	1,413	1,304
Other	959	310

Total deferred tax assets	37,302	28,029
Deferred tax liabilities:
Intangible assets	(37,095)	(34,473)
Property and equipment	(12,170)	(6,530)
Prepaid expenses	(540)	(907)
Other	(1,339)	(536)

Total deferred tax liabilities	(51,144)	(42,446)
Valuation allowance	(2,463)	(362)

Net deferred tax liabilities	$(16,305)	$(14,779)

In August 2013, in a series of transactions, the Company acquired 68.5% of the outstanding stock of travelmob Pte. Ltd. (see Note 3). A net deferred tax liability of approximately $513,000 was recorded upon the acquisition, primarily related to acquired intangibles, net of acquired net operating losses.

In November 2013, the Company acquired 55% of the outstanding stock of Bookabach Limited (see Note 3). A net deferred tax liability of approximately $228,000 was recorded upon the acquisition, primarily related to acquired intangibles. In November 2014, the Company acquired an additional 20% of the outstanding stock of Bookabach Limited.

In December 2013, the Company acquired 100% of the outstanding stock of Stayz Pty Limited (see Note 3). A net deferred tax liability of approximately $5,313,000 was recorded upon the acquisition, primarily related to acquired intangibles. Additionally, as a result of the acquisition, the Company released approximately $1,397,000 of valuation allowance against the net deferred tax assets of the Company’s existing Australian subsidiary based on revised estimates of future taxable income including Stayz.

In March 2014, the Company acquired 100% of the outstanding stock of Glad to Have You, Inc. (see Note 3). A net deferred tax liability of approximately $1,653,000 was recorded upon the acquisition, primarily related to acquired intangibles, net of acquired net operating losses.

A valuation allowance is established if, based on the Company’s review of both positive and negative evidence, it is more likely than not that all or a portion of the deferred tax asset will not be realized. The Company maintained a valuation allowance of approximately $2,463,000 and $362,000 at December 31, 2014 and December 31, 2013, respectively, primarily related to the uncertainty of the utilization of certain loss carryforwards as well as the inability to realize the benefit of basis differences in certain acquired intangible assets. After reviewing both positive and negative evidence, the Company determined that it is not more likely than not that the deferred tax assets of the Company’s subsidiaries in Singapore and Switzerland will be realized and recorded a valuation allowance against these assets of $1,920,000 in the year ended December 31, 2014 compared to $0 in the year ended December 31, 2013. There can be no assurance that the Company will meet its expectations of future taxable income. As a result, the amount of the deferred tax assets considered realizable could be reduced if estimates of future taxable income are reduced. Such an occurrence could materially adversely affect the Company’s results of operations and financial condition. The Company will continue to evaluate the ability to realize, by jurisdiction, its deferred tax assets and related valuation allowances.

The following is a summary of the Company’s loss carryforwards and their expiration at December 31, 2013 and 2014, respectively (in thousands):

		December 31,
	Expiration	2014	2013
Federal loss carryforwards	2025-2034	$15,722	$8,474
State loss carryforwards	2025-2034	396	447
Federal research and development credit carryforwards	2027-2034	8,386	6,050
State research and development credit carryforwards	2034	1,857	498
Texas margin tax credit carryforwards	Indefinite	310	310
Foreign loss carryforwards	2018-Indefinite(1)	26,046	25,690
Foreign local loss carryforwards	2018-2020	517	686
Federal foreign tax credit carryforwards	2020-2024	1,351	1,342

(1)	Of the Company’s foreign net operating loss carryforwards, $11,697,000 will expire between 2018 and 2030 if not utilized, and $14,349,000 will carryforward indefinitely.

The Company expects to record a credit to additional paid-in capital upon utilization of federal net operating loss and credit carryforwards of $10,323,000 and a credit to additional paid-in capital upon utilization of foreign net operating loss carryforwards of $750,000. In addition, all of the federal research and development tax credits will result in a credit to additional paid-in-capital when realized.

Under the Tax Reform Act of 1986, the amount of net operating losses and tax credits that can be carried forward may be limited in certain circumstances. Events that may cause changes in the Company’s tax carryovers include, but are not limited to, a cumulative ownership change of more than 50.0% over a three-year period. Certain of the Company’s operating losses that can be utilized in any one taxable year may be limited by future ownership changes. Currently, such a limitation exists on the net operating loss that was acquired in the Escapia, Second Porch and Glad to Have You acquisitions. A valuation allowance has been recorded to reduce the deferred tax asset to the value that the Company believes is more likely than not to be realized. A limitation also exists for losses attributable to the period of time before the February 1, 2005 Series A preferred stock financing transaction due to the deemed ownership change that occurred upon the issuance of those shares. The Company has not recorded a benefit for approximately $382,000 of net operating loss carryforwards that will expire unused.

The following is a reconciliation of the amount of the income tax expense that results from applying the federal statutory income tax rate to income before income taxes to the reported income tax expense (in thousands):

	Year Ended December 31,
	2014	2013	2012
Federal tax expense at statutory rate	$7,433	$10,155	$9,848
State taxes, net of federal tax benefit	(552)	958	647
Foreign tax rate differential	(2,166)	(1,191)	(2,481)
Deferred charges	1,908	1,959	1,582
Stock compensation	2,430	566	1,679
Research and development credit	(2,346)	(3,220)	—
Tax basis in Spanish intangibles	(2,770)	—	—
Non-deductible expenses	331	2,342	355
Other activity in unrecognized tax benefits	816	540	2,325
Other	(43)	98	(1,198)
Net increase (decrease) in valuation allowance	2,231	(483)	418

	$7,272	$11,724	$13,175

There was a tax benefit of $2,770,000 recorded in the year ended December 31, 2014 related to tax basis intangibles resulting from the merger of wholly owned subsidiaries of the Company in Spain.

Deferred U.S. income taxes and foreign withholding taxes are not provided on the undistributed cumulative earnings of foreign subsidiaries because those earnings are considered to be permanently reinvested in those operations. Any permanently reinvested earnings could become subject to additional U.S. taxes in certain circumstances (subject to an adjustment for foreign tax credits) and foreign withholding taxes if remitted to HomeAway, Inc. The determination of the amount of unrecognized tax liability is not practicable because of the complexities associated with multiple hypothetical calculations. There was approximately $28,012,000, $16,741,000 and $20,681,000 of cumulative earnings in the Company’s foreign subsidiaries as of December 31, 2014, 2013 and 2012, respectively.

The Company follows the guidance on accounting for uncertainty in income taxes, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The aggregate changes in the balance of unrecognized tax benefits were as follows, excluding interest and penalties (in thousands):

(in thousands)	Year Ended December 31,
	2014	2013	2012
Balance, beginning of year	$7,555	$5,590	$3,658
Increases for tax positions related to the current year	2,130	1,013	1,815
Increases for tax positions related to prior years	2,166	1,702	1,135
Decreases for tax positions related to prior years	(556)	(369)	(739)
Reductions due to lapsed statute of limitations	(1,221)	(381)	(279)

Balance, end of year	$10,074	$7,555	$5,590

Included in the balance of unrecognized tax benefits at December 31, 2014, 2013, and 2012 are $3,663,000, $3,177,000, and $1,242,000, respectively, of unrecognized tax benefits that are offset against related deferred tax assets. If the Company were to recognize the unrecognized tax benefits as of December 31, 2014, 2013, and 2012, $9,122,000, $7,555,000, and $5,265,000, respectively, would impact the effective tax rate.

Management believes that an adequate provision has been made for any adjustments that may result from tax examinations. However, the outcome of tax audits cannot be predicted with certainty. If any issues addressed in the Company’s tax audits are resolved in a manner not consistent with management’s expectations, the Company could be required to adjust its provision for income taxes in the period such resolution occurs. Although timing of the resolution and closure of audits is not certain, as of December 31, 2014, there were approximately $1,611,000 of unrecognized tax benefits in several jurisdictions that the Company expects could decrease over the next 12 months due to the expiration of the respective statutes of limitation and $726,000 that could change over the next 12 months due to the conclusion of tax audits.

The Company includes interest and penalties related to unrecognized tax benefits as a component of income tax expense in the Consolidated Statement of Operations. Accrued interest and penalties are included within the related tax liability line in the consolidated balance sheet and were insignificant in all periods presented.

As of December 31, 2014, in the United States, the tax years 2011 through 2013 remain open to examination in the federal jurisdiction and most state jurisdictions. Tax years 2005 through 2010 remain open to adjustment due to net operating losses carried forward into open tax years. HomeAway, Inc. is currently under audit in the U.S., and two of the Company’s UK subsidiaries are currently under audit. Internationally, the following years remain open to examination:

Jurisdiction	Open Tax Years
Germany	2011-2014
France	2012-2014
Brazil	2009-2014
United Kingdom	2011-2014
Switzerland	2010-2014
Australia	2010-2014
Spain	2010-2014
Thailand	2013-2014
Singapore	2011-2014
New Zealand	2010-2014
Colombia	2013-2014
Italy	2013-2014

13. Net Income Per Share Attributable to HomeAway, Inc.

The following table sets forth the computation of basic and diluted net income per share attributable to HomeAway, Inc. (in thousands except share and per share amounts):

	Year Ended December 31,
	2014	2013	2012
Numerator
Net income attributable to HomeAway, Inc.	$13,384	$17,686	$14,961

Denominator
Weighted average common shares outstanding-basic	93,727	85,378	82,382
Dilutive effect of stock options, warrants and restricted stock units	2,754	2,881	2,560

Weighted average common shares outstanding-diluted	96,481	88,259	84,942

Net income per share attributable to HomeAway, Inc.:
Basic	$0.14	$0.21	$0.18
Diluted	$0.14	$0.20	$0.18

The following common equivalent shares were excluded from the calculation of net income per share attributable to HomeAway, Inc. as their inclusion would have been anti-dilutive (in thousands):

	Year Ended December 31,
	2014	2013	2012
Stock options	2,178	3,153	5,151
Restricted stock units	57	4	7
Warrants	7,716	—	—

Total common equivalent shares excluded	9,951	3,157	5,158

14. Domestic and Foreign Operations

The Company has operations in domestic and foreign regions, specifically in Europe, South America and the Asia Pacific region. Information about these operations is presented below (in thousands):

	Year Ended December 31,
	2014	2013	2012
Revenue:
United States	$262,412	$211,473	$173,078
France	59,306	52,222	42,451
United Kingdom	48,996	41,231	35,656
Australia	25,888	3,300	1,141
Germany	24,410	20,719	16,194
Other international	25,750	17,544	11,884

Total revenue	$446,762	$346,489	$280,404

	Year Ended December 31,
	2014	2013	2012
Identifiable long-lived tangible assets:
United States	$85,116	$43,673	$32,936
International	10,167	8,472	7,431

Total identifiable long-lived tangible assets	$95,283	$52,145	$40,367

Revenue attributed to the U.S. and international geographies are based upon the country in which the selling subsidiary of the Company is located.

Identifiable long-lived assets attributed to the U.S. and international geographies are based upon the country in which the asset is located or owned.

15. Employee Benefit Plans

The Company administers various employer-sponsored retirement plans in Colombia, France, Germany, Italy, Spain, Switzerland, the United Kingdom and the United States. The various plans allow for employer matching contributions to be made into the plans. Our total expense for these retirement plans is presented below (in thousands):

	Year Ended December 31,
	2014	2013	2012
Retirement plan contribution expense	$1,975	$1,907	$1,185

16. Guarantor and Non-Guarantor Supplemental Financial Information

On November 4, 2015, HomeAway, Inc. (“HomeAway” or the “Company”), Expedia, Inc., a Delaware corporation (“Expedia”), and HMS 1 Inc., a Delaware corporation and a direct 100 percent owned subsidiary of Expedia (“Purchaser”), entered into an Agreement and Plan of Reorganization (the “Merger Agreement”).

Pursuant to the Merger Agreement, on the terms and subject to the conditions set forth in the Merger Agreement, Purchaser commenced an exchange offer (the “Offer”) to purchase any and all of the outstanding shares of HomeAway common stock. The exchange offer is scheduled to expire at 12:00 midnight, Eastern Standard Time, at the end of December 14, 2015.

As soon as practicable following the consummation of the Offer, on the terms and subject to the conditions set forth in the Merger Agreement, (i) Purchaser will be merged with and into HomeAway (the “First Merger”), with HomeAway surviving the First Merger and (ii) immediately following the First Merger, HomeAway will be merged with and into Expedia (the “Second Merger” and together with the First Merger, the “Mergers”), with Expedia surviving the Second Merger.

On December 1, 2015, Expedia entered into an agreement for the private placement of $750 million of 5.000% senior unsecured notes due 2026 (the “Notes”). The private placement of the Notes was completed on December 8, 2015. The Notes were issued pursuant to an indenture dated as of December 8, 2015 (the “Indenture”) between Expedia, the subsidiary guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee of the Notes (the “Trustee”).

Pursuant to the Indenture, the Notes are required to be guaranteed by certain of Expedia’s domestic subsidiaries and certain future domestic subsidiaries of Expedia. At the effective time of the First Merger, HomeAway’s 100 percent owned domestic subsidiaries (other than Dwellable, Inc.) will enter into a supplement to the Indenture (the “Supplemental Indenture”) whereby HomeAway’s 100 percent owned domestic subsidiaries (other than Dwellable, Inc.) will become guarantors of the Notes. At the effective time of the Second Merger, HomeAway’s 100 percent owned domestic subsidiaries (other than Dwellable, Inc.) will remain guarantors of the Notes. HomeAway will have merged with and into Expedia, which is an obligor under the Notes. Under the Indenture, the guarantees are full, unconditional and joint and several with the exception of certain customary automatic subsidiary release conditions.

Pursuant to a registration rights agreement dated as of December 8, 2015 (the “Registration Rights Agreement”) among Expedia, Goldman, Sachs & Co., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several initial purchasers of the Notes, Expedia agreed to use commercially reasonable best efforts to (i) file an exchange offer registration statement with respect to an offer to exchange the Notes and the guarantees thereof for substantially identical Notes and guarantees that are registered under the Securities Act (the “Exchange Offer”); (ii) cause the Exchange Offer registration statement to become effective; and (iii) consummate the Exchange Offer or, if required in lieu thereof, file a shelf registration statement and have it declared effective, in each case, within 365 days of issuance of the Notes. If Expedia fails to satisfy certain of its obligations under the Registration Rights Agreement (a “Registration Default”), it will be required to pay additional interest of 0.25% per annum to the holders of the Notes until such Registration Default is cured.

In contemplation of the closing of the Mergers and the ultimate registration of the Notes, the Company has prepared the condensed consolidated financial information shown below to reflect the effectiveness of the Mergers and HomeAway’s 100 percent owned domestic subsidiaries (other than Dwellable, Inc.) as guarantors of the Notes (and HomeAway as an obligor of the Notes as a result of its merger with and into Expedia).

Condensed Consolidating Balance Sheet

December 31, 2014

(In thousands)

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$174,337	$19,977	$98,011	$—	$292,325
Short-term investments	520,844	—	—	—	520,844
Accounts receivable, net	—	12,113	11,076	—	23,189
Income tax receivable	1,168	—	732	—	1,900
Prepaid expenses and other current assets	6,935	7,972	3,006	—	17,913
Deferred tax assets	6,875	123	1,776	—	8,774
Intercompany receivable	324	7,156	3	(7,483)	—

Total current assets	710,483	47,341	114,604	(7,483)	864,945
Investment in subsidiaries	399,286	—	—	(399,286)	—
Property and equipment, net	7,457	42,022	6,694	—	56,173
Goodwill	—	210,300	283,371	—	493,671
Intangible assets, net	1,816	32,938	35,702	—	70,456
Non-marketable investments	35,285	—	—	—	35,285
Deferred tax assets	—	—	1,545	—	1,545
Other non-current assets	228	351	7,474	—	8,053
Intercompany loans receivable	117,480	18,336	—	(135,816)	—

Total assets	$1,272,035	$351,288	$449,390	$(542,585)	$1,530,128

Liabilities, redeemable noncontrolling interests and stockholders’ equity
Current liabilities:
Accounts payable	$—	$6,765	$1,516	$—	$8,281
Income tax payable	(153)	153	1,344	—	1,344
Accrued expenses	202	29,837	20,216	—	50,255
Deferred revenue	—	103,571	66,951	—	170,522
Intercompany payable	1,074	137	6,272	(7,483)	—

Total current liabilities	1,123	140,463	96,299	(7,483)	230,402
Convertible senior notes, net	316,181	—	—	—	316,181
Deferred revenue, less current portion	—	3,133	46	—	3,179
Deferred tax liabilities	20,812	1,777	4,035	—	26,624
Other non-current liabilities	2,111	6,407	3,674	—	12,192
Intercompany loans payable	—	—	135,816	(135,816)	—

Total liabilities	340,227	151,780	239,870	(143,299)	588,578
Redeemable noncontrolling interests	—	—	9,742	—	9,742
Total stockholders’ equity	931,808	199,508	199,778	(399,286)	931,808

Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$1,272,035	$351,288	$449,390	$(542,585)	$1,530,128

Condensed Consolidating Statement of Operations

Fiscal year ended December 31, 2014

(In thousands)

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenue:
Listing	$—	$195,882	$181,241	$(5,184)	$371,939
Other	—	71,664	6,545	(3,386)	74,823

Total revenue	—	267,546	187,786	(8,570)	446,762
Costs and expenses:
Cost of revenue (exclusive of amortization shown separately below)	230	53,983	21,969	(8,570)	67,612
Product development	391	65,087	11,604	—	77,082
Sales and marketing	1,483	66,628	86,884	—	154,995
General and administrative	3,220	68,039	21,872	—	93,131
Amortization expense	251	5,381	8,284	—	13,916
Intercompany (income) expense, net	—	(19,105)	19,105	—	—

Operating income	(5,575)	27,533	18,068	—	40,026
Other income (expense):
Equity in earnings of consolidated subsidiaries	23,176	—	—	(23,176)	—
Interest expense	(13,290)	—	(1,108)	1,065	(13,333)
Interest income	2,026	227	540	(1,065)	1,728
Other expense, net	(234)	(166)	(6,782)	—	(7,182)

Total other income (expense), net	11,678	61	(7,350)	(23,176)	(18,787)

Income before income taxes	6,103	27,594	10,718	(23,176)	21,239
Income tax (expense) benefit	7,281	(12,476)	(2,077)	—	(7,272)

Net income	13,384	15,118	8,641	(23,176)	13,967
Less: Impact of noncontrolling interests, net of tax	—	—	583	—	583

Net income attributable to HomeAway, Inc.	$13,384	$15,118	$8,058	$(23,176)	$13,384

Comprehensive income (loss) attributable to HomeAway, Inc.	$12,017	$15,118	$(9,496)	$(23,176)	$(5,537)

Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2014

(In thousands)

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Total
Cash flows from operating activities

Net cash provided by operating activities	$21,249	$99,158	$24,957	$145,364

Cash flows from investing activities
Acquisition of businesses, net of cash acquired	—	(17,847)	—	(17,847)
Change in restricted cash	—	—	(501)	(501)
Purchases of intangibles and other assets	—	(473)	—	(473)
Purchases and sales of non-marketable investments	(25,148)	—	—	(25,148)
Purchases of short-term investments	(575,606)	—	—	(575,606)
Proceeds from maturities and redemptions of marketable securities	109,516	—	—	109,516
Proceeds from sales of marketable securities	4,358	—	—	4,358
Net settlement of foreign currency forwards	1,424	—	(1,752)	(328)
Purchases of property and equipment	(5,498)	(24,931)	(1,218)	(31,647)

Net cash used in investing activities	(490,954)	(43,251)	(3,471)	(537,676)

Cash flows from financing activities
Repurchase of redeemable noncontrolling interest	—	—	(1,461)	(1,461)
Proceeds from borrowings on convertible senior notes, net	390,978	—	—	390,978
Proceeds from issuance of warrants	38,278	—	—	38,278
Purchase of convertible note hedge	(85,853)	—	—	(85,853)
Other financing activities	(919)	—	—	(919)
Proceeds from exercise of options to purchase common stock	25,386	—	—	25,386
Excess tax benefit from stock-based compensation	3,092	—	—	3,092
Intercompany transfers	59,867	(58,500)	(1,367)	—

Net cash provided by (used in) financing activities	430,829	(58,500)	(2,828)	369,501

Effect of exchange rate changes on cash and cash equivalents	—	(43)	(9,429)	(9,472)

Net increase (decrease) in cash and cash equivalents	(38,876)	(2,636)	9,229	(32,283)
Cash and cash equivalents at beginning of period	213,213	22,613	88,782	324,608

Cash and cash equivalents at end of period	$174,337	$19,977	$98,011	$292,325

HOMEAWAY, INC.

FINANCIAL STATEMENT SCHEDULE

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

	Beginning Balance	Additions	Write-offs	Ending Balance
	(in thousands)
Allowance for doubtful accounts:
Year ended December 31, 2014	$1,038	$471	$(846)	$663
Year ended December 31, 2013	633	980	(575)	1,038
Year ended December 31, 2012	425	647	(439)	633

	Beginning Balance	Additions	Reductions	Ending Balance
	(in thousands)
Deferred Tax Asset Valuation Allowance:
Year ended December 31, 2014	$362	$2,270	$(169)	$2,463
Year ended December 31, 2013	921	838	(1,397)	362
Year ended December 31, 2012	507	753	(339)	921

Selected Quarterly Financial Data

(Unaudited)

	For the Three Months Ended:
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014
	(in thousands, except per share amounts)
Revenue	$79,464	$86,608	$90,148	$90,269	$105,682	$114,256	$117,112	$109,712
Net income (loss) attributable to HomeAway, Inc.	$5,295	$5,470	$8,478	$(1,557)	$4,443	$3,867	$4,912	$162	(1)
Net income (loss) per share—basic and diluted	$0.06	$0.06	$0.10	$(0.02)	$0.05	$0.04	$0.05	$0.00
Shares used in per share calculation—basic	83,940	84,920	85,452	87,111	92,699	93,671	94,106	94,378
Shares used in per share calculation—diluted	86,492	87,647	88,215	90,144	96,295	96,011	96,389	96,600